Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Churchill Capital Corp IX

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid

	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-quarter of one redeemable warrant(2)	Rule 457(a)	28,750,000	$10.00	$287,500,000	$147.60 per $1,000,000	$42,435

	Equity	Class A ordinary shares included as part of the units(3)	Rule 457(g)	28,750,000	—	—	$147.60 per $1,000,000	(4)

	Equity	Redeemable warrants included as part of the units(3)	Rule 457(g)	7,187,500	—	—	$147.60 per $1,000,000	(4)

	Equity	Class A ordinary shares underlying redeemable warrants included as part of the units(3)	Rule 457(g)	7,187,500	$11.50	$82,656,250	$147.60 per $1,000,000	$12,200

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$370,156,250

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$54,635

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
(2)

Includes 3,750,000 units, consisting of 3,750,000 Class A ordinary shares and 937,500 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).